Exhibit 99.1

TransEnterix, Inc.

Financial Statements

Years Ended December 31, 2012 and 2011 and

Six Months Ended June 30, 2013 and 2012 (unaudited)

The report accompanying these financial statements was issued by BDO USA, LLP, a Delaware limited liability partnership and the U.S. member of BDO International Limited, a UK company limited by guarantee.

TransEnterix, Inc.

Financial Statements

Years Ended December 31, 2012 and 2011 and

Six Months Ended June 30, 2013 and 2012 (unaudited)

TransEnterix, Inc.

Contents

BDO USA, LLP Independent Auditor’s Report	3-4

Ernst & Young LLP Independent Auditor’s Report	5

Financial Statements

Balance Sheets	6-7

Statements of Operations	8

Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit	9

Statements of Cash Flows	10

Notes to Financial Statements	11-30

Tel: 919-754-9370 Fax: 919-754-9369 www.bdo.com	5430 Wade Park Boulevard Suite 208 Raleigh, NC 27607

Independent Auditor’s Report

Board of Directors

TransEnterix, Inc.

We have audited the accompanying financial statements of TransEnterix, Inc., which comprise the balance sheet as of December 31, 2012, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TransEnterix, Inc. as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has net losses of $15,425,046, negative cash flows from operations of $14,149,098, and a stockholders’ deficit of $68,612,967 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Raleigh, North Carolina

May 30, 2013

EY Suite 500 4130 ParkLake Avenue Raleigh, NC 27612-4462	Tel: 1-919-981-2800 Fax: 1-866-423-2013 ey.com

Report of Independent Auditors

The Board of Directors

TransEnterix, Inc.

We have audited the accompanying balance sheet of TransEnterix, Inc. as of December 31, 2011, and the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above represent fairly, in all material respects, the financial position of TransEnterix, Inc. at December 31, 2011, and the results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

May 30, 2012

Financial Statements

TransEnterix, Inc.

Balance Sheets

	December 31,		June 30,
	2012	2011	2013
			(unaudited)
Assets
Current Assets
Cash and cash equivalents	$8,895,800	$14,004,453	$2,209,901
Short-term investments	907,382	—	—
Accounts receivable, less allowance for doubtful accounts of $50,000 and $32,000 as of December 31, 2012 and 2011, Respectively and $78,500 as of June 30, 2013 (unaudited)	535,957	310,161	144,217
Interest receivable	15,736	—	—
Inventory, less reserve for excess and obsolete of $110,000 and $181,000 as of December 31, 2012 and 2011, respectively and $84,000 as of June 30, 2013 (unaudited)	1,382,326	1,238,855	1,464,635
Other current assets	235,307	89,162	240,724

Total Current Assets	11,972,508	15,642,631	4,059,477

Restricted cash	375,000	500,000	375,000
Property and equipment, net	1,766,705	2,891,953	1,438,464
Intellectual property, net	3,241,084	3,741,088	2,991,082
Other long term assets	204,480	109,133	151,931

Total Assets	$17,559,777	$22,884,805	$9,015,954

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current Liabilities
Accounts payable	$515,169	$651,333	$638,383
Related party payable	6,378	10,025	44,728
Accrued expenses	537,920	1,021,586	765,198
Notes payable - current portion	1,519,054	—	3,416,276

Total Current Liabilities	2,578,521	1,682,944	4,864,585
Long Term Liabilities
Preferred stock warrant liability	109,091	—	109,091
Notes payable - less current portion	8,480,946	—	6,583,724

Total Liabilities	11,168,558	1,682,944	11,557,400

Commitments and Contingencies (Note 15)

TransEnterix, Inc.

Balance Sheets

Redeemable Convertible Preferred Stock
Series A Redeemable Convertible Preferred Stock, $0.001 par value, 5,734,402 shares authorized; and 5,696,261 shares at December 31, 2012 and June 30, 2013 (unaudited) and 5,734,402 shares at December 31, 2011 issued and outstanding	19,884,620	19,971,260	19,884,620
Series B Redeemable Convertible Preferred Stock, $0.001 par value, 11,504,298 shares authorized; and 11,489,972 shares at December 31, 2012 and June 30, 2013 (unaudited) and 11,504,298 shares at December 31, 2011 issued and outstanding	40,015,592	40,019,898	40,038,438
Series B-1 Redeemable Convertible Preferred Stock, $0.001 par value, 48,454,545 shares authorized; and 45,998,220 shares at December 31, 2012 and June 30, 2013 (unaudited) and 45,121,691 shares at December 31, 2011 issued and outstanding	15,103,974	14,821,925	15,111,042
Stockholders’ Deficit
Common stock $0.001 par value, 113,000,000 shares at December 31, 2012 and June 30, 2013 (unaudited) and 110,000,000 shares at December 31, 2011 authorized; 4,674,495 shares at December 31, 2012, 4,580,100 share at December 31, 2011, and 4,674,657 shares (unaudited) at June 30, 2013 issued and outstanding	4,674	4,580	4,675
Additional paid-in capital	1,288,375	865,168	1,387,984
Accumulated deficit	(69,906,016)	(54,480,970)	(78,968,205)

Total Stockholders’ Deficit	(68,612,967)	(53,611,222)	(77,575,546)

Total Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit	$17,559,777	$22,884,805	$9,015,954

See accompanying notes to financial statements.

TransEnterix, Inc.

Statements of Operations

	Year ended		Six months ended
	December 31,		June 30,
	2012	2011	2013	2012
			(unaudited)
Sales	$2,114,910	$1,627,561	$850,071	$1,210,464
Operating Expenses
Cost of goods sold	4,065,207	3,566,656	1,889,551	2,211,833
Research and development	5,924,682	6,613,425	4,742,020	3,143,736
Sales and marketing	3,680,196	5,027,608	1,034,104	1,944,198
General and administrative	3,519,226	3,462,187	1,756,955	1,777,925

Total Operating Expenses	17,189,311	18,669,876	9,422,630	9,077,692
Operating Loss	(15,074,401)	(17,042,315)	(8,572,559)	(7,867,228)
Other (Expense) Income
Interest and other income	37,854	12,579	419	32,145
Interest expense	(388,499)	—	(490,049)	(177,085)

Total Other (Expenses) Income, net	(350,645)	12,579	(489,630)	(144,940)

Net Loss	$(15,425,046)	$(17,029,736)	$(9,062,189)	$(8,012,168)

See accompanying notes to financial statements.

TransEnterix, Inc.

Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

										Accumulated
	Preferred Stock								Additional	Other		Total
	Series A		Series B		Series B-1		Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income (Loss)	Deficit	Deficit
Balance, December 31, 2010	5,734,402	$19,924,788	11,504,298	$39,974,206	—	$—	4,564,350	$4,564	$654,021	$1,970	$(37,451,234)	$(36,790,679)
Proceeds from issuance of Series B-1 Preferred Stock, net of issuance costs of $69,411	—	—	—	—	45,121,691	14,820,747	—	—	—	—	—	—
Accretion of issuance costs	—	46,472	—	45,692	—	1,178	—	—	(93,342)	—	—	(93,342)
Stock-based compensation	—	—	—	—	—	—	—	—	298,670	—	—	298,670
Exercise of stock options	—	—	—	—	—	—	15,750	16	5,819	—	—	5,835
Unrealized loss on investments	—	—	—	—	—	—	—	—	—	(1,970)	—	(1,970)
Net loss	—	—	—	—	—	—	—	—	—	—	(17,029,736)	(17,029,736)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	(17,031,706)

Balance, December 31, 2011	5,734,402	19,971,260	11,504,298	40,019,898	45,121,691	14,821,925	4,580,100	4,580	865,168	—	(54,480,970)	(53,611,222)
Proceeds from issuance of Series B-1 Preferred Stock, net of issuance costs of $21,342	—	—	—	—	876,529	267,913	—	—	—	—	—	—
Accretion of issuance costs	—	46,472	—	45,692	—	14,136	—	—	(106,300)	—	—	(106,300)
Stock-based compensation	—	—	—	—	—	—	—	—	343,137	—	—	343,137
Exercise of stock options	—	—	—	—	—	—	41,928	42	3,312	—	—	3,354
Conversion of preferred stock to common stock	(38,141)	(133,112)	(14,326)	(49,998)	—	—	52,467	52	183,058	—	—	183,110
Net loss	—	—	—	—	—	—	—	—	—	—	(15,425,046)	(15,425,046)

Balance, December 31, 2012	5,696,261	$19,884,620	11,489,972	$40,015,592	45,998,220	$15,103,974	4,674,495	$4,674	$1,288,375	$—	$(69,906,016)	$(68,612,967)

Accretion of issuance costs (unaudited)	—	—	—	22,846	—	7,068	—	—	(29,914)	—	—	(29,914)
Stock-based compensation (unaudited)	—	—	—	—	—	—	—	—	129,511	—	—	129,511
Exercise of stock options (unaudited)	—	—	—	—	—	—	162	1	12	—	—	13
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	(9,062,189)	(9,062,189)

Balance, June 30, 2013 (unaudited)	5,696,261	$19,884,620	11,489,972	$40,038,438	45,998,220	$15,111,042	4,674,657	$4,675	$1,387,984	$—	$(78,968,205)	$(77,575,546)

See accompanying notes to financial statements.

TransEnterix, Inc.

Statements of Cash Flow

	Year ended		Six months ended
	December 31,		June 30,
	2012	2011	2013	2012
			(unaudited)
Operating Activities
Net loss	$(15,425,046)	$(17,029,736)	$(9,062,189)	$(8,012,168)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	1,712,823	1,688,406	696,616	1,002,844
Amortization of debt issuance costs	39,416	—	52,549	16,669
Remeasurement of fair value of preferred stock warrant liability	(19,394)	—	—	(19,394)
Accretion/amortization of bond discount/premium	144,480	69,636	—	(1,840)
Stock-based compensation	343,137	298,670	129,511	160,533
Gain (loss) on disposal of property and equipment	47,536	—	31,734	(789)
Property and equipment impairment charge	—	15,215	—	—
Changes in operating assets and liabilities:
Accounts receivable	(225,796)	(68,434)	391,740	(358,582)
Interest receivable	(15,736)	37,506	15,736	(60,601)
Inventory	(143,471)	(149,156)	(82,309)	(222,391)
Other current and long term assets	(108,570)	142,160	(5,417)	(165,251)
Restricted cash	125,000	—	—	—
Accounts payable	(136,164)	23,423	123,214	(326,398)
Related party payable	(3,647)	(1,527)	38,350	—
Accrued expenses	(483,666)	33,560	227,278	(135,303)

Net cash and cash equivalents used in operating activities	(14,149,098)	(14,940,277)	(7,443,187)	(8,122,671)

Investing Activities
Purchase of investments	(8,150,247)	(1,824,590)	—	(7,678,483)
Proceeds from sale and maturities of investments	7,098,385	7,804,827	907,382	—
Purchase of property and equipment	(183,857)	(592,026)	(150,107)	(147,151)
Proceeds from sale of property and equipment	48,750	—	—	48,750

Net cash and cash equivalents (used in) provided by investing activities	(1,186,969)	5,388,211	757,275	(7,776,884)

Financing Activities
Proceeds from issuance of debt	10,000,000	—	—	4,000,000
Proceeds from issuance of preferred stock, net of issuance costs	267,913	14,820,747	—	267,913
Proceeds from exercise of stock options	3,354	5,835	13	—
Debt issuance costs	(43,853)	(109,133)	—	—

Net cash and cash equivalents provided by financing activities	10,227,414	14,717,449	13	4,267,913

Net (decrease) increase in cash and cash equivalents	(5,108,653)	5,165,383	(6,685,899)	(11,631,642)
Cash and Cash Equivalents, beginning of year	14,004,453	8,839,070	8,895,800	14,004,453

Cash and Cash Equivalents, end of year	$8,895,800	$14,004,453	$2,209,901	$2,372,811

Supplemental Disclosure for Cash Flow Information
Interest paid	$306,250	$—	$437,450	$131,250

Supplemental Schedule of Noncash Investing and Financing Activities
Issuance of preferred stock warrants and debt issuance costs	$128,485	$—	$—	$63,030

See accompanying notes to financial statements.

TransEnterix, Inc.

Notes to Financial Statements

1. Organization and Capitalization

TransEnterix, Inc. (the Company or TransEnterix), operating in Research Triangle Park, North Carolina, is focused on design and commercialization of minimally invasive surgical devices. The Company is incorporated in Delaware and was formed as a spin-off of research and development performed by Synecor, LLC (Synecor).

2. Summary of Significant Accounting Policies

Going Concern

As reflected in the accompanying financial statements as of and for the year ended December 31, 2012, the Company has net losses of $15,425,046, negative cash flows from operations of $14,149,098, and a stockholders’ deficiency of $68,612,967. As of and for the six months ended June 30, 2013 (unaudited), the Company has net losses of $9,062,189, negative cash flows from operations of $7,443,187, and a stockholders’ deficiency of $77,575,546. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management expects to raise additional funds in advance of depleting the Company’s current funds. Management plans to raise funds by selling additional equity securities. The successful outcome of future financing activities cannot be determined at this time and there is no assurance that if achieved the Company will have sufficient funds to execute its intended business plan or generate positive operating results. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include allowance for uncollectible accounts, excess and obsolete inventory reserves, useful lives of long-lived assets, deferred tax asset valuation allowances and the valuation of common stock for purposes of determining stock compensation expense.

Cash and Cash Equivalents, Restricted Cash, and Short-Term Investments

The Company considers all highly liquid investments with original maturities of 90 days or less at the time of purchase to be cash equivalents and investments with original maturities of between 91 days and one year to be short-term investments. In order to manage exposure to credit risk, the Company invests in high-quality investments rated at least A2 by Moody’s Investors Service or A by Standard & Poors.

Restricted cash consisting of a money market account used as collateral securing a letter of credit under the terms of the corporate office operating lease that commenced in 2010 was $375,000, and $500,000, respectively as of December 31, 2012 and 2011, and $375,000 as of June 30, 2013 (unaudited).

TransEnterix, Inc.

Notes to Financial Statements

The Company’s investments consist of corporate bonds and are classified as held-to-maturity. The amortized cost of the corporate bonds is adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest method. Such amortization and accretion is included in interest and other income on the statements of operations.

Accounts Receivable

Accounts receivable are recorded at net realizable value, which includes an allowance for estimated uncollectable accounts. The allowance for uncollectible accounts was determined based on historical collection experience.

Fair Value of Financial Instruments

The carrying values of cash equivalents, accounts receivable, interest receivable, accounts payable, and certain accrued expenses at December 31, 2012 and 2011, and June 30, 2013 (unaudited), approximate their fair values due to the short-term nature of these items. The Company’s debt balance approximates fair value as of December 31, 2012 and June 30, 2013 (unaudited).

Concentrations and Credit Risk

The Company’s principal financial instruments subject to potential concentration of credit risk are cash and cash equivalents and investments held in money market accounts. The Company places cash deposits with a federally insured financial institution.

The Company had two customers who constituted 42% and 13%, respectively, of the Company’s net accounts receivable at December 31, 2012. The Company had three customers who constituted 13%, 12%, and 10%, respectively, of the Company’s net accounts receivable at December 31, 2011. The Company had one customer who accounted for 21% and 10% of revenues in 2012 and 2011, respectively. The Company had four customers who constituted 35%, 15%, 14%, and 13%, respectively, of the Company’s net accounts receivable at June 30, 2013 (unaudited). The Company had two customers who accounted for 25% and 10% of revenues for the six months ended June 30, 2013 (unaudited). The Company had three customers who accounted for 16%, 10%, and 10% of revenues for the six months ended June 30, 2012 (unaudited).

Inventory

Inventory, which includes material, labor and overhead costs, is stated at standard costs which approximates actual cost, determined on a first-in, first-out basis, not in excess of market value. Raw materials consist of purchased material as well as sub assemblies for which some labor has been applied. The Company records reserves, when necessary, to reduce the carrying value of inventory to their net realizable value. At the point of loss recognition, a new, lower-cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

TransEnterix, Inc.

Notes to Financial Statements

Inventories consisted of the following:

	December 31,		June 30,
	2012	2011	2013
			(unaudited)
Raw materials	$784,134	$923,248	$902,598
Finished goods	708,624	496,702	645,778
Excess and obsolete reserve	(110,432)	(181,095)	(83,741)

Inventory, net	$1,382,326	$1,238,855	$1,464,635

Risk and Uncertainties

The Company is subject to risks common in the medical device industry, including, but not limited to, technological innovation, intense competition and pricing pressure, dependence on key personnel, dependence on key suppliers, protection of proprietary technology, compliance with government regulations, uncertainty of widespread market acceptance of products, uncertainty of third-party insurance reimbursement, and product liability. The Company’s products include components subject to rapid technological change. Certain components used in manufacturing have relatively few alternative sources of supply and replacement suppliers may not be readily available. Some of the Company’s competitors have greater financial, marketing, and other resources than the Company.

New products currently under development by the Company may require clearance by the United States Food and Drug Administration or other international regulatory agencies prior to commercial sales. There can be no assurance that future products will receive the necessary clearance on a timely basis or at all. If the Company is denied such clearances, or such clearances are delayed, it could have a material adverse impact on the Company.

The medical device industry is characterized by frequent and extensive litigation and administrative proceedings over patent and intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often difficult to predict, and the outcome may be uncertain until the courts have entered final judgment and all appeals are exhausted. The Company’s competitors may assert that its products, or the use of the Company’s products, are covered by United States or foreign patents held by them.

Recent health care reforms could significantly affect both private and public reimbursement for health care services provided by hospitals and clinics, which could influence the sales prices of the Company’s products in the future.

Property and Equipment

Property and equipment consists primarily of molds, machinery, manufacturing equipment, computer equipment, furniture, and leasehold improvements, which are recorded at cost.

TransEnterix, Inc.

Notes to Financial Statements

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets as follows:

Molds	3 years
Machinery and manufacturing equipment	5 years
Computer equipment	3 years
Furniture	5 years
Leasehold improvements	Lesser of lease term or 3 to 10 years

Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is credited or charged to operations. Repairs and maintenance costs are expensed as incurred.

Intellectual Property

Intellectual property consists of purchased patent rights. Amortization is recorded using the straight-line method over the estimated useful life of the patents of 10 years. This method approximates the period over which the Company expects to receive the benefit from these assets.

Long-Lived Assets

The Company reviews its long-lived assets including property and equipment and purchased intellectual property, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such estimated cash flows are less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. The Company’s estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced in the future, resulting in a reduction to the carrying amount of long-lived assets.

Preferred Stock Warrant Liability

In January and December 2012, the Company entered into a promissory note with two lenders and issued preferred stock warrants to each lender in connection with the issuance of the notes. The Company accounts for these freestanding warrants to purchase the Company’s Series B-1 Convertible Preferred Stock as liabilities at fair value on the accompanying balance sheets. The warrants may only be settled in shares of Series B-1 Convertible Preferred Stock. The warrants are subject to re-measurement at each balance sheet date, and the change in fair value, if any, is recognized as other income (expense). The Company will continue to adjust the liability for changes in fair value until the earlier of (i) exercise of the warrants, (ii) conversion of the warrants into warrants to purchase common stock upon an event such as the completion of an initial public offering or (iii) expiration of the warrants. Upon conversion, the preferred stock warranty liability will be reclassified into additional paid-in capital. The Company uses the Monte Carlo simulation method to value the warrants which is a generally accepted statistical method used to generate a defined number of stock price paths in order to develop a reasonable estimate of the range of the Company’s future expected stock prices and minimizes standard error.

TransEnterix, Inc.

Notes to Financial Statements

Significant assumptions used in the valuation of the warrants were as follows:

	December 31,	June 30,
	2012	2013
		(unaudited)
Exercise price	$0.33	$0.33
Risk-free interest rate	1.78%	1.78%
Expected volatility	160%	160%
Expected life (years)	9	9
Expected dividend yield	0%	0%

Revenue Recognition

The Company records revenue when persuasive evidence of an arrangement exists, delivery has occurred which is typically at shipping point, the fee is fixed and determinable and collectability is reasonably assured. Shipping and handling costs billed to customers are included in revenue.

Cost of Goods Sold

Cost of goods sold consists of materials, labor and overhead incurred internally to produce the products. Shipping and handling costs incurred by the Company are included in cost of goods sold.

Research and Development Costs

Research and development costs include all direct costs related to the development of the Company’s laparoscopic devices and fees paid to consultants. Research and development costs, including salaries and related benefits of personnel, are expensed as incurred.

Stock-Based Compensation

The Company records as expense the fair value of stock-based compensation awards, including employee stock options. Compensation expense for stock-based compensation was $343,137 and $298,670 for the years ended December 31, 2012 and 2011, respectively. Compensation expense for stock-based compensation was $129,511 and $160,533 for the six months ended June 30, 2013 and 2012, respectively (unaudited).

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets or liabilities for the temporary differences between financial reporting and tax basis of the Company’s assets and liabilities, and for tax carryforwards at enacted statutory rates in effect for the years in which the asset or liability is expected to be realized. The effect on deferred taxes of a change in tax rates is recognized in income during the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets and liabilities to the amounts expected to be realized.

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2013, statements of operations, cash flows and changes in redeemable convertible preferred stock and stockholders’ (deficit) equity for the six months ended

TransEnterix, Inc.

Notes to Financial Statements

June 30, 2013 and 2012 are unaudited. The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2013 and the results of its operations and its cash flows for the six months ended June 30, 2013 and 2012. The financial data and other information disclosed in these notes related to the six months ended June 30, 2013 and 2012 are unaudited.

3. Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents and restricted cash consist of the following:

	December 31,		June 30,
	2012	2011	2013
			(unaudited)
Cash	$728,898	$563,925	$794,737
Money market	8,166,902	13,440,528	1,415,164

Total cash and cash equivalents	8,895,800	14,004,453	2,209,901

Total restricted cash	375,000	500,000	375,000

Total	$9,270,800	$14,504,453	$2,584,901

4. Investments

Investments consist of short-term corporate bonds carried at amortized cost using the effective interest method. The Company classifies its corporate bonds as held-to-maturity based upon management’s positive intention and ability to hold these securities until their maturity dates. The aggregate fair values of investment securities along with unrealized gains and losses determined on an individual investment security basis are as follows:

December 31,2012	Amortized Cost	Unrealized Gain	Unrealized (Loss)	Fair Value
Corporate bonds	$907,331	$129	$(78)	$907,382

None of the securities have contractual maturities of more than one year and therefore do not have continuous unrealized losses greater than 12 months. Gross realized gains were $177 and $0 for the years ended December 31, 2012 and 2011, respectively. Gross realized gains were $0 for each of the six months ended June 30, 2013 and 2012, respectively (unaudited).

5. Fair Value

For assets and liabilities recorded at fair value, it is the Company’s policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy. Fair value measurements for assets and liabilities where there exists limited or no observable market data and therefore, are based primarily upon estimates, are often calculated based on the economic and competitive environment, the characteristics of the asset or liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or

TransEnterix, Inc.

Notes to Financial Statements

liability. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could significantly affect the results of current or future values. The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures.

As prescribed by U.S. GAAP, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls in a lower level in the hierarchy.

These levels are:

Level 1 – Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

Level 2 – Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities.

Level 3 – Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The determination of where an asset or liability falls in the hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures and based on various factors, it is possible that an asset or liability may be classified differently from period to period. However, the Company expects changes in classifications between levels will be rare.

TransEnterix, Inc.

Notes to Financial Statements

The following are the major categories of assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011, and June 30, 2013 (unaudited), using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3):

December 31, 2012
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total December 31, 2012
Assets measured at fair value
Cash and Cash Equivalents	$8,895,800	$—	$—	$8,895,800
Restricted Cash	375,000	—	—	375,000

Total Assets measured at fair value	$9,270,800	$—	$—	$9,270,800

Liabilities measured at fair value
Preferred Stock Warrant Liability	$—	$—	($109,091)	($109,091)

Total Liabilities measured at fair value	$—	$—	($109,091)	($109,091)

December 31, 2011
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total December 31, 2011
Cash and Cash Equivalents	$14,004,453	$—	$—	$14,004,453
Restricted Cash	500,000	—	—	500,000

Total Assets Measured at fair value	$14,504,453	$—	$—	$14,504,453

TransEnterix, Inc.

Notes to Financial Statements

June 30, 2013 (unaudited)
Description	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total June 30, 2013
Assets measured at fair value
Cash and Cash Equivalents	$2,209,901	$—	$—	$2,209,901
Restricted Cash	375,000	—	—	375,000

Total Assets measured at fair value	$2,584,901	$—	$—	$2,584,901

Liabilities measured at fair value
Preferred Stock Warrant Liability	$—	$—	($109,091)	($109,091)

Total Liabilities measured at fair value	$—	$—	($109,091)	($109,091)

The change in the fair value of the Level III preferred stock warrant liability is summarized below:

December 31,	2012
Fair value at beginning of year	$—
Issuances	128,485
Change in fair value at end of year	(19,394)

Fair value at end of year	$109,091

The Company utilized the Monte Carlo simulation to value the liability related to the preferred warrants, which requires significant unobservable, or Level 3, inputs. The Monte Carlo simulation is a generally accepted statistical method used to generate a defined number of stock price paths in order to develop a reasonable estimate of the range of the Company’s future expected stock prices and minimizes standard error. There was no change in the fair value of the Preferred Stock Warrant Liability during the six months ended June 30, 2013.

TransEnterix, Inc.

Notes to Financial Statements

6. Property and Equipment

Property and equipment consisted of the following:

	December 31,		June 30,
	2012	2011	2013
			(unaudited)
Molds	$1,228,486	$1,171,254	$1,228,486
Machinery and equipment	2,722,147	2,740,209	2,749,615
Computer equipment	1,080,659	1,048,002	1,150,354
Furniture	285,691	285,691	287,443
Leasehold improvements	673,297	667,314	708,668

Total property and equipment	5,990,280	5,912,470	6,124,566
Accumulated depreciation and amortization	(4,223,575)	(3,020,517)	(4,686,102)

Property and equipment, net	$1,766,705	$2,891,953	$1,438,464

Depreciation expense was approximately $1,212,819 and $1,188,401, for the years ended December 31, 2012 and 2011, respectively and $446,614 and $752,842 for the six months ended June 30, 2013 and 2012, respectively (unaudited).

7. Intellectual Property

In 2009, the Company purchased certain patents from an affiliated company for $5 million in cash and concurrently terminated a license agreement related to the patents. Intellectual Property consisted of the following:

	December 31,		June 30,
	2012	2011	2013
			(unaudited)
Patents	$5,000,000	$5,000,000	$5,000,000
Accumulated amortization	(1,758,916)	(1,258,912)	(2,008,918)

Intellectual Property, net	$3,241,084	$3,741,088	$2,991,082

Amortization expense for the year ended December 31, 2012 and 2011, totaled $500,004 and $500,005, respectively. Amortization expense for each of the six months ended June 30, 2013 and 2012, totaled $250,002, respectively (unaudited). At December 31, 2012, the estimated amortization expense for each of the five succeeding years is approximately $500,000 per year.

8. Debt Issuance Costs

In connection with the issuance of debt, the Company incurred debt acquisition costs in the amount of $43,853 and $109,133 during the years ended December 31, 2012 and 2011, respectively. The Company capitalizes these costs and is amortizing them over the life of the debt, using the straight-line method of amortization which approximates the effective-interest method. Amortization expense for the debt issuance costs was $28,285 and $0 for the years ended December 31, 2012 and 2011, respectively. Amortization expense for the debt issuance costs was $33,941 and $9,472 for the six months ended June 30, 2013 and 2012, respectively (unaudited).

TransEnterix, Inc.

Notes to Financial Statements

In January 2012, the Company recorded $63,030 of debt issuance costs related to the issuance of warrants to purchase Series B-1 Convertible Preferred Stock to lenders. The warrants were issued in conjunction with a promissory note issued to the lenders. At that time, the Company began amortizing the debt issuance costs over the four year term of the promissory note resulting in $10,539 of interest expense for the year ended December 31, 2012, and $7,895 and $7,197 of interest expense for the six months ended June 30, 2013 and 2012, respectively (unaudited).

In December 2012, the Company recorded $65,455 of debt issuance costs related to the issuance of warrants to purchase Series B-1 Convertible Preferred Stock to lenders. The warrants were issued in conjunction with a promissory note issued to the lender. At that time, the Company began amortizing the debt issuance costs over the three year term of the promissory note resulting in $592 of interest expense for the year ended December 31, 2012, and $10,712 and $0 of interest expense for the six months ended June 30, 2013 and 2012 (unaudited).

Total amortization expense and accumulated amortization for the Series B-1 debt issuance costs was $39,416 and $0 for the years ended December 31, 2012 and 2011, respectively. For the six months ended June 30, 2013, amortization expense and accumulated amortization for the Series B-1 debt issuance costs was $52,549 and $91,964, respectively (unaudited). For the six months ended June 30, 2012, amortization expense and accumulated amortization for the Series B-1 debt issuance costs were each $16,669 (unaudited).

Net debt issuance costs are recorded within other assets on the balance sheets.

9. Income Taxes

There was no current or deferred federal and state income tax expense or benefit for the years ended December 31, 2012 or 2011 because the Company generated net operating losses, and currently management does not believe it is more likely than not that the net operating losses will be realized. At December 31, 2012 and 2011, the Company has provided a full valuation allowance against its net deferred assets, since realization of these benefits was not more likely than not. The valuation allowance increased $5,101,000 from the prior year. Significant components of the Company’s deferred tax assets consist of the following:

December 31,	2012	2011
Current deferred tax assets:
Inventory reserves	$41,000	$70,000
Accrued expenses	77,000	—
Deferred Rent	30,000	24,000
Allowance for uncollectible accounts receivable	18,000	12,000
Valuation allowance	(166,000)	(106,000)

Net current deferred tax asset	—	—

TransEnterix, Inc.

Notes to Financial Statements

Noncurrent deferred tax assets:
Stock-based compensation	186,000	89,000
Deferred rent	—	44,000
Other reserves	—	9,000
Research credit carryforward	874,000	559,000
Fixed assets	141,000	—
Capitalized start up costs	2,180,000	2,450,000
Net operating loss carryforwards	22,820,000	18,115,000

Noncurrent deferred tax assets	26,201,000	21,266,000
Valuation allowance	(26,201,000)	(21,160,000)

Net noncurrent deferred tax asset	—	106,000
Noncurrent deferred tax liability-fixed assets	—	(106,000)

Net deferred tax asset (liability)	$—	$—

At December 31, 2012, the Company had federal and state net operating loss tax carryforwards of approximately $61,611,000 and $41,891,000, respectively. These net operating loss carryforwards expire in various amounts starting in 2027 and 2022, respectively. At December 31, 2012, the Company had federal research credit carryforwards in the amount of $874,000. These carryforwards begin to expire in 2029. The utilization of the federal net operating loss carryforwards and credit carryforwards will depend on the Company’s ability to generate sufficient taxable income prior to the expiration of the carryforwards. In addition, the maximum annual use of net operating loss and research credit carryforwards is limited in certain situations where changes occur in stock ownership.

The Company has evaluated its tax positions to consider whether it has any unrecognized tax benefits. As of December 31, 2012 and 2011, the Company has not recorded any amounts associated with unrecognized tax benefits.

The Company recognizes interest and penalties related to uncertain tax positions in the provision for income taxes. As of December 31, 2012, the Company had no accrued interest related to uncertain tax positions.

The Company has analyzed its filing positions in all significant federal and state jurisdictions where it is required to file income tax returns, as well as open tax years in these jurisdictions. With few exceptions, the Company is no longer subject to United States Federal, state, and local tax examinations by tax authorities for years before 2009, although carryforward attributes that were generated prior to 2009 may still be adjusted upon examination by the taxing authorities if they either have been or will be used in a future period. No income tax returns are currently under examination by taxing authorities.

TransEnterix, Inc.

Notes to Financial Statements

Taxes computed at the statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows for the years ended December 31:

	2012		2011
	Amount	Percent of Pretax Earnings	Amount	Percent of Pretax Earnings
United States federal tax statutory rate	$(5,245,000)	34.0%	$(5,790,000)	34.0%
State taxes (net of deferred benefit)	(469,000)	3.0%	(773,000)	4.5%
Change in valuation allowance	5,101,000	(33.1)%	7,416,000	(43.5)%
Other, net	613,000	(3.9)%	(853,000)	5.0%

Provision for income taxes	$—	0.0%	$—	0.0%

The Company estimates an annual effective tax rate of 0% for the year ending December 31, 2013 as the Company incurred losses for the six month period ended June 30, 2013 and is forecasting additional losses through the 4th quarter, resulting in an estimated net loss for both financial statement and tax purposes for the year ending December 31, 2013. Therefore, no federal or state income taxes are expected and none were recorded for the six months ended June 30, 2013 and 2012.

10. Related-Party Transactions

At December 31, 2012 and 2011, Synecor, LLC owned 37% of the Common Stock of the Company. In addition, at December 31, 2012 and 2011, Synecor, LLC and its shareholders and officers collectively owned approximately 85% of the Common Stock of the Company, as well as 17% of the preferred stock of the Company. Various research and development and administrative services were purchased from Synecor, LLC and totaled approximately $108,000 and $173,000 for the years ended December 31, 2012 and 2011, respectively, and $63,587 and $74,498 for the six months ended June 30, 2013 and 2012, respectively (unaudited).

11. Stock-Based Compensation

In September 2006, the Company adopted the TransEnterix, Inc. Stock Option Plan (the Plan), which provides for the granting of up to 400,000 stock options to employees, directors, and consultants of the Company. Under the Plan, both employees and non employees may be eligible for such stock options. In 2009, the Plan was amended to increase the total options pool to 5,550,264. In 2011, the Plan was amended to increase the total options pool to 16,890,945. The Board of Directors has the authority to administer the plan and determine, among other things, the exercise price, term and dates of the exercise of all options at their grant date. Under the Company’s stock option plan, options become vested generally over four years, and expire not more than 10 years after the date of grant. During the years ended December 31, 2012 and 2011, the Company recognized $343,137 and $298,670, respectively, of stock-based compensation expense. For the six months ended June 30, 2013 and 2012, the Company recognized $129,511 and $160,533, respectively, of stock-based compensation expense (unaudited).

The Company recognizes as expense, the grant-date fair value of stock options and other stock based compensation issued to employees and non-employee directors over the requisite service periods, which are typically the vesting periods. The Company uses the Black-Scholes-Merton model to estimate the fair value of its stock-based payments. The volatility assumption used in the Black-Scholes-Merton model is based on the calculated historical volatility based on an analysis of reported data for a peer

TransEnterix, Inc.

Notes to Financial Statements

group of companies. The expected term of options granted by the Company has been determined based upon the simplified method, because the Company does not have sufficient historical information regarding its options to derive the expected term. Under this approach, the expected term is the mid-point between the weighted average of vesting period and the contractual term. The risk-free interest rate is based on U.S. Treasury rates whose term is consistent with the expected life of the stock options. The Company has not paid and does not anticipate paying cash dividends on its shares of common stock; therefore, the expected dividend yield is assumed to be zero. The Company estimates forfeitures based on the historical experience of the Company and adjusts the estimated forfeiture rate based upon actual experience.

The fair value of options granted were estimated using the Black-Scholes-Merton option pricing model based on the assumptions in the table below:

Year ended December 31,	2012	2011
Expected dividend yield	0%	0%
Expected volatility	55% - 67%	58% - 66%
Risk-free interest rate	0.4% - 3.7%	1.3% - 3.7%
Expected life (in years)	2.9 - 10.0	5 - 9.6

The following table summarizes the Company’s stock option activity, including grants to non-employees, for the years ended December 31, 2012 and 2011 and for the six month period ended June 30, 2013:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Options outstanding at December 31, 2010	4,251,976	$0.59	8.34
Granted	621,307	0.54
Cancelled	(1,246,946)	0.61
Exercised	(15,750)	0.37

Options outstanding at December 31, 2011	3,610,587	$0.55	7.58
Granted	10,205,381	0.08
Cancelled	(2,568,554)	0.16
Exercised	(41,928)	0.08

Options outstanding at December 31, 2012	11,205,486	$0.09	8.70

Cancelled	(406)	0.08
Exercised	(162)	0.08
Options outstanding at June 30, 2013 (unaudited)	11,204,918	$0.09	8.20

TransEnterix, Inc.

Notes to Financial Statements

The following table summarizes information about stock options outstanding at December 31, 2011 and 2012 and June 30, 2013 (unaudited).

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Exercisable at December 31, 2011	2,150,661	$0.50	7.05
Vested or expected to vest at December 31, 2011	3,438,738	$0.54	7.05
Exercisable at December 31, 2012	3,781,415	$0.11	7.05
Vested or expected to vest at December 31, 2012	10,384,618	$0.09	8.66
Exercisable at June 30, 2013 (unaudited)	5,047,807	$0.11	7.56
Vested or expected to vest at June 30, 2013 (unaudited)	10,465,478	$0.09	8.16

The following table summarizes the unvested stock option activity:

	Number of Shares	Weighted-Average Exercise Price
Unvested options at December 31, 2010	2,353,493	$0.40
Granted	621,307	0.33
Vested	(818,715)	0.34
Forfeited	(696,159)	0.45

Unvested options at December 31, 2011	1,459,926	$0.38
Granted	10,205,381	0.08
Vested	(3,131,904)	0.16
Forfeited	(1,109,332)	0.26

Unvested options at December 31, 2012	7,424,071	$0.08
Granted	—	—
Vested	(1,266,798)	0.08
Forfeited	—	—

Unvested options at June 30, 2013 (unaudited)	6,157,273	$0.08

The Company granted 10,205,381 and 621,307 options to employees and nonemployees during the years ended December 31, 2012 and 2011, respectively, with a weighted-average grant date fair value of $0.04 and $0.33, respectively. The total intrinsic value of options exercised during 2012 and 2011 was approximately $0 and $2,850, respectively. No options were granted during the six months ended June 30, 2013 (unaudited).

TransEnterix, Inc.

Notes to Financial Statements

The total fair value of options vested during 2012 and 2011 was $263,751 and $243,326, respectively. As of December 31, 2012, the Company had future employee stock-based compensation expense of $395,495 related to unvested share awards, which is expected to be recognized over an estimated weighted-average period of 2 years.

The total fair value of options vested during the six months ended June 30, 2013 was $53,483 (unaudited). As of June 30, 2013, the Company had future employee stock-based compensation expense of $336,872 related to unvested share awards, which is expected to be recognized over an estimated weighted-average period of 2 years (unaudited).

12. Preferred Stock Warrants Liability

The summary of warrant activity for the year ended December 31, 2012 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2012	—	$—	—	$—
Granted	1,212,121	0.33	9.1	0.11
Exercised	—	—	—	—
Expired/cancelled	—	—	—	—

Outstanding at December 31, 2012	1,212,121	$0.33	9.1	$0.09

The aggregate intrinsic value of the preferred stock warrants in the above table is $0 at December 31, 2012. The aggregate intrinsic value is before applicable income taxes and is calculated based on the difference between the exercise price of the warrants and the estimated fair market value of the Company’s Series B-1 Preferred Stock as of the respective dates. There was no warrant activity for the six months ended June 30, 2013.

13. Notes Payable

On January 17, 2012, the Company entered into a loan and security agreement (the “Loan and Security Agreement”) with Silicon Valley Bank and Oxford Finance LLC (collectively, “the Lenders”). The terms of the agreement provide for two term loans in aggregate of $10,000,000 comprised of a $4,000,000 term loan (“Term A Loan”) and a $6,000,000 term loan (“Term B Loan”) to be available to the Company as of the date of the Loan and Security Agreement. The Term A Loan accrues interest at a fixed rate per annum of 8.75%. Interest-only payments are due on the Term A Loan for the first 12 months and then 30 equal payments of interest and principal payments are due. The outstanding principal balance on the Term A Loan was $4,000,000 as of December 31, 2012. The outstanding principal balance on the Term A Loan was $4,000,000 as of June 30, 2013 (unaudited).

The terms of the agreement also provide for a term loan up to $6,000,000 for the Term Loan B which was issued to the Company on December 21, 2012 and is outstanding as of December 31, 2012. The terms of the Term B Loan are conterminous with the terms of the Term Loan A. Upon the achievement of certain milestones, the interest only period of the first tranche was extended by an additional six months. The outstanding principal balance on the Term B Loan was $6,000,000 as of June 30, 2013 (unaudited).

TransEnterix, Inc.

Notes to Financial Statements

In conjunction with the Loan and Security Agreement, the Company issued the Lenders warrants to purchase 1,212,121 shares of the Company’s Series B-1 Convertible Preferred Stock. The warrants were issued on January 17, 2012 and December 12, 2012 with an initial exercise price of $0.33 per share and expire on January 16, 2022. The warrants were recorded at fair value as a liability on the Company’s balance sheet on the date of issuance and are revalued as of each balance sheet date (see Note 12 Preferred Stock Warrants Liability).

As of December 31, 2012 future principal payments under the Company’s notes payable agreements are as follows:

Years ending December 31,
2013	$1,519,054
2014	3,878,978
2015	4,232,336
2016	369,632

Total	$10,000,000

14. Stockholders’ Deficit

Common and Preferred Stock

On July 12, 2006, the Company authorized 10,000,000 shares of Common Stock. On December 27, 2007, the Company authorized an additional 2,500,000 shares of Common Stock for a total of 12,500,000 authorized shares. On October 2, 2009, the Company authorized an additional 21,000,000 shares of Common Stock for a total of 33,500,000 authorized shares. On November 30, 2011 the Company authorized an additional 76,500,000 shares of Common Stock for a total of 110,000,000 authorized shares. In January 2012 the Company authorized an additional 3,000,000 shares of Common Stock for a total of 113,000,000 authorized shares. As of December 31, 2012 and 2011, 4,674,495 and 4,580,100 shares, respectively, of Common Stock were issued at $0.001 par value per share and are outstanding. As of June 30, 2013, 4,674,657 shares of Common Stock (unaudited) were issued at $0.001 par value per share and are outstanding. Each holder of Common Stock shall be entitled to one vote for each share held thereof.

On December 27, 2007, the Company authorized 6,500,000 shares of Preferred Stock. On October 2, 2009, the Company authorized an additional 15,234,402 shares of Preferred Stock for a total of 21,734,402 authorized shares. On November 30, 2011, the Company authorized an additional 40,958,843 shares of Preferred Stock for a total of 62,693,245 authorized shares. In January 2012, the Company authorized an additional 3,000,000 shares of Preferred Stock for a total of 65,693,245.

On December 31, 2007, the Company completed the issuance of 3,143,749 shares of Series A Preferred Stock at $3.49 per preferred share. In March 2008, the Company completed a second closing of Preferred Stock and had 3,373,882 shares of Series A Preferred Stock at $3.49 per preferred share issued and outstanding as of December 31, 2008. On February 18, 2009, the Company completed the final closing of Series A Preferred Stock and had 5,734,402 shares of Preferred Stock at $3.49 per preferred share issued and outstanding as of December 31, 2011. During 2012, 38,141 shares of Series A Preferred Stock were converted to common stock. At December 31, 2012 and June 30, 2013 (unaudited), the Company has 5,696,261 shares of series A Preferred Stock at $3.49 per preferred share issued and outstanding.

TransEnterix, Inc.

Notes to Financial Statements

On October 6, 2009, the Company completed the issuance of 11,504,298 shares of Series B Preferred Stock at $3.49 per preferred share. On November 30, 2011, the Company completed the closing of Series B-1 Preferred Stock and had 45,121,691 shares of Preferred Stock at $0.33 per preferred share issued and outstanding as of December 31, 2011. In January 2012, the Company completed a second closing of Series B-1 Preferred stock. During 2012, 49,998 shares of Series B Preferred Stock were converted to common stock. The Company has 45,998,220 shares of series B-1 Preferred Stock at $0.33 per share issued and outstanding at December 31, 2012 and June 30, 2013 (unaudited).

The Company recorded the shares of redeemable convertible preferred stock at their fair values at issuance, net of issuance costs. These shares have been presented outside of permanent equity due to the redemption feature. The carrying value of the Company’s redeemable convertible preferred stock is increased by periodic accretion using the effective interest method so that the carrying amount will equal the redemption value at the redemption date.

Voting Rights

The holders of Common Stock and Preferred Stock shall vote together and not as separate classes, except as otherwise provided by law or agreed to contractually. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock, into which the shares of Preferred Stock held by such holder could be converted immediately after the close of business on the record date fixed for a stockholders meeting or the effective date of a written consent. The holders of shares of Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote and may act by written consent in the same manner as the Common Stock.

Holders of Preferred Stock shall be entitled to notice of any stockholders meeting in accordance with the bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights shall be disregarded.

Dividends

In any calendar year, the holders of outstanding shares of Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefore, at the dividends rate specified for such shares of Preferred Stock payable in preference and priority to any declaration or payment of any distribution on Common Stock of the Company in such calendar year. No distributions shall be made with respect to the Common Stock until all declared dividends on Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. Payments of any dividends to the holders of the Preferred Stock shall be made on a pro rata basis. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not paid or declared in any calendar year. No dividends were declared during the years ended December 31, 2012 and 2011 or during the six months ended June 30, 2013.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series B-1 Preferred Stock and Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series A Preferred Stock and the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of the liquidation preference for the Series B-1 Preferred Stock and the Series B Preferred Stock, respectively and (ii) all declared and unpaid dividends on such shares of Preferred

TransEnterix, Inc.

Notes to Financial Statements

Stock. If upon liquidation, the assets of the Company are insufficient to permit the payments to such stock holders, then the entire assets of the Company legally available for distributions shall be distributed with equal priority and pro rata among the holders of Series B-1 Preferred Stock and the Series B Preferred Stock in proportion to the full amounts to which they would otherwise be entitled.

After payment or setting aside for payment to the holders of Series B-1 Preferred Stock and Series B Preferred Stock, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Common Stock by reason of their ownership of such stock, an amount per share for each share of Preferred Stock held by them equal to the sum of the liquidation preference for the Series A Preferred Stock and (ii) all declared and unpaid dividends on such shares of Preferred Stock. If upon liquidation, the assets of the Company are insufficient to permit the payments to such stock holders, then the assets of the Company legally available for distributions to the holders of Series A Preferred Stock after payment of the full amount payable to the holders of Series B-1 Preferred Stock and Series B Preferred Stock shall be distributed with equal priority and pro rata among the holders of Series A Preferred Stock in proportion to the full amounts to which they would otherwise be entitled.

After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts to holders of Preferred Series B-1, Preferred Series B, and Preferred Series A Stock, the remaining assets of the Company legally available for distribution shall be distributed pro rata to the holders of the Series B-1 Preferred Stock, Series B Preferred Stock, and Common Stock of the Company in proportion to the number of shares of Common Stock held by them, with the share of Series B-1 Preferred Stock and Series B Preferred Stock being treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate, as defined in the Company’s Articles of Incorporation.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder, at any time after the date of issuance at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully paid nonassessable shares of Common Stock determined by dividing the original issue price for the relevant series of Preferred Stock by the conversion price for such shares in said series. The conversion price for the Preferred Stock Series A and B shall mean $3.49, and Series B-1 shall mean $0.33, and shall be subject to adjustment from time to time for recapitalizations.

Redemption

At the written request of any holder of Preferred Stock delivered to the Company on or after the fifth anniversary of the date of the filing of the amended and restated Certificate of Incorporation (November 30, 2016), the Company shall redeem up to 25% of the shares of Preferred Stock then held by such holder within 20 days after receiving such notification and up to another 25% of the shares of Preferred Stock then held by the holder on each of the first three anniversaries of such initial redemption request. The redemption price is equal to the original issuance price plus all declared but unpaid dividends.

TransEnterix, Inc.

Notes to Financial Statements

Carrying Value

The Preferred Stock was initially recorded by the Company at the total proceeds received upon issuance, less the issuance costs. The difference between the total proceeds and the total redemption value at the redemption date is charged first to paid-in capital, if any, and then to the accumulated deficit over the period from issuance until redemption first becomes available. The amount of accretion during each period is determined by using the effective interest rate method. Accretion amounted to $106,300 and $93,342 for the years ended December 31, 2012 and 2011, respectively. Accretion amounted to $29,914 and $53,150 for each of the six months ended June 30, 2013 and 2012, respectively (unaudited).

15. Commitments and Contingencies

On November 2, 2009, the Company entered into a new operating lease for its corporate offices for a period of five years commencing in April 2010, with an option to renew for an additional six years. Rent expense was approximately $360,000 for each of the years ended December 31, 2012 and 2011, and $180,061 for each of the six months ended June 30, 2013 and 2012 (unaudited) and is included in general and administrative on the accompanying statement of operations. As of December 31, 2012, Company’s approximate future minimum payments for its operating lease obligations are as follows:

Years ending December 31,
2013	$404,366
2014	415,508
2015	104,579

Total	$924,453

The Company leases its manufacturing facility under a one-year lease from third parties. Rent expense under this lease was $51,455 and $50,000 for the years ended December 31, 2012 and 2011, respectively and $27,248 and $25,822 for the six months ended June 30, 2013 and 2012, respectively (unaudited).

16. Subsequent Events

The Company has evaluated subsequent events from December 31, 2012 (the date of the most current balance sheet presented) through May 30, 2013 (the date of the audit report and the date the financial statements were available to be issued). During this period, no material recognizable subsequent events were identified.

On August 1, 2013, the Company secured a bridge loan amounting to $2.0 million.

Subsequent to June 30, 2013, the Company entered into merger discussions with and signed a contract to be acquired by SafeStitch Medical, Inc. SafeStitch Medical, Inc. is an operating public company and will be the legal acquirer for purposes of the merger. For accounting purposes, the acquisition is being treated as a reverse merger, and Transenterix will be the acquiring entity for accounting purposes.